THE CALVERT FUND
ADMINISTRATIVE SERVICES AGREEMENT

ADDENDUM TO SCHEDULE A

The Fund below is entitled to receive administrative services from Calvert Investment Administrative Services, Inc. ("CIAS") under the Administrative Services Agreement dated March 1, 1999, and which will pay annual fees to CIAS pursuant to the Agreement.

Calvert Long-Term Income Fund

Class I        0.10%

Effective Date: January 31, 2015

For its services under this Administrative Services Agreement, CIAS is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a Series or Class commences operations, absent waivers.

THE CALVERT FUND

BY: _____________________________
William M. Tartikoff
Vice President and Secretary

CALVERT INVESTMENT ADMINISTRATIVE SERVICES, INC.

BY: ____________________________
Robert J. Enderson
Vice President and Assistant Treasurer

Z:\AGREEMENTS\Funds\TCF\010315 Addendum to Administrative Services Schedule (Long-Term Income Fund Class I).doc